UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report: February 4, 2014
Date of earliest event reported: February 3, 2014

EURAMAX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-05978 (Commission File Number)	58-2502320 (I.R.S. Employer Identification Number)
303 Research Drive, Suite 400 Norcross, GA 30092 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:                 (770) 449-7066

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Mary Cullin, Senior Vice President, Chief Financial Officer, and Treasurer
In connection with her role as Senior Vice President, Chief Financial Officer, and Treasurer, Mary Cullin and Euramax International, Inc. (the "Company") entered into a written employment agreement on February 3, 2014. Ms. Cullin’s base salary under the employment agreement is $240,000 per year, subject to increase, but not decrease, at the discretion of the Board of Directors of the Company (the "Board of Directors"). Ms. Cullin is eligible for an annual cash bonus of up to 35% of her then-current base salary, subject to achievement of performance criteria to be set forth in an annual incentive plan adopted by the Board of Directors or Compensation Committee of the Board of Directors.
Ms. Cullin is eligible to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as generally made available to other senior executives of the Company.
In the event that Ms. Cullin’s employment is terminated by the Company without “cause” or by Ms. Cullin for “good reason,” Ms. Cullin will be entitled to (i) receive continuation of her base salary at the rate in effect immediately prior to the termination date for 12 months following the termination date and (ii) to the extent permitted pursuant to the applicable plans, continuation on the same terms as an active employee of medical insurance benefits that she would otherwise be eligible to receive as an active employee of the Company for 12 months following the termination date.
A copy of the Employment Agreement is filed as Exhibit 10.1.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement of Mary Cullin dated February 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EURAMAX HOLDINGS, INC.

Date: February 4, 2014	By:	/s/ Shyam Reddy
Name: Shyam Reddy
Title: Senior Vice President, General Counsel and Corporate Secretary